EXHIBIT 99.1
FOR IMMEDIATE RELEASE
March 30, 1999

Contact:

Michael O. Aldridge

Vice President - Corporate Communications
1201 Louisiana, Suite 1400

Houston, Texas 77002
(713) 420-1142

           Ocean Energy and Seagull Energy Shareholders Approve Merger

HOUSTON - Ocean Energy,  Inc. (NYSE: OEI) and Seagull Energy  Corporation (NYSE:
SGO) today announced that shareholders approved the merger of the two companies in special shareholder meetings earlier today. After obtaining shareholder approval, the companies filed the necessary legal documents making the merger effective today.

The combined company, named Ocean Energy, Inc. and headquartered in Houston, is the country's ninth-largest independent exploration and production company based on a market capitalization of $3 billion, with proved reserves at Dec. 31, 1998 of 2.98 trillion cubic feet of gas equivalent.

Executive officers of Ocean Energy are:

         James C. Flores, Chairman of the Board
         James T. Hackett, President and Chief Executive Officer
         James L. Dunlap, Vice Chairman
         William L.Transier,Executive Vice President and Chief Financial Officer Robert K. Reeves, Executive Vice President and General Counsel
         Richard F. Barnes, President, ENSTAR Natural Gas
         John D. Schiller, Senior Vice President of North America
         Richard G. Zepernick, Jr., Senior Vice President of Gulf of Mexico

The 15-member Ocean Energy board of directors comprises eight former Ocean Energy board members including Mr. Flores, and seven former Seagull board members including Mr. Hackett.

The common stock of the new company will begin trading on the New York Stock Exchange at the opening of business on Wednesday, March 31, 1999 under the ticker symbol "OEI". The Company's stock will trade under the CUSIP number of 67481E 10 6.

In the merger, Ocean Energy will merge with and into Seagull, which will be renamed Ocean Energy, Inc. Each old Ocean Energy shareholder will receive one newly issued share of Seagull common stock for each Ocean Energy common share, and all Seagull shares will remain outstanding. As a result, new Ocean Energy will have approximately 165 million shares outstanding, of which approximately 61.5% will be owned by Ocean Energy shareholders and 38.5% will be owned by Seagull shareholders. As OEI stockholders will own a majority of the new company's common stock, the merger will be treated for accounting purposes as an acquisition by Ocean Energy of Seagull in a purchase business transaction.

Seagull shareholders will retain their stock certificates. Record holders of old OEI common stock will be sent letters of transmittal and other instructions for exchanging their stock certificates for certificates representing the new Ocean Energy common stock.

Certain statements in this news release regarding future expectations, plans for acquisitions, dispositions, and oil and gas reserves, exploration, development, production and pricing may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Companys' SEC filings, including the Annual Report on Form 10-K for the year ended December 31, 1998. Actual results may vary materially.

     For more information, contact Investor Relations at (713) 420-1143 or mail requests to 1201 Louisiana, Suite 1400, Houston, Texas 77002.